Item 77C
Morgan Stanley Mid-Cap Value Fund
Results of Special Shareholder Meeting (unaudited)

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and therefore, the
meeting was adjourned until August 23, 2006, and later
adjourned to September 27, 2006 to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Trustees:

                                      For     Withhol Absta    BNV*
                                                 d      in
Frank L. Bowman...................  13,694,6  464,383   0       0
                                          17
Kathleen A.                         13,682,3  476,668   0       0
Dennis....................                32
James F.                            13,694,3  464,611   0       0
Higgins.....................              89
Joseph J.                           13,694,1  464,809   0       0
Kearns.....................               91
Michael F.                          13,695,9  463,008   0       0
Klein......................               92
W. Allen                            13,688,0  470,971   0       0
Reed......................                29
Fergus                              13,692,1  466,838   0       0
Reid........................              62

The following Trustees were not standing for reelection at
this meeting: Michael Bozic, Dr. Manuel H. Johnson and
Michael E. Nugent.

(2) Modify certain fundamental investment restrictions:

                                          For    Again   Absta   BNV*
                                                   st      in
Modify fundamental policy regarding     13,047,8  340,6   400,8 369,6
diversification............                   56     36      96   12
Modify fundamental policy regarding     12,968,8  405,5   414,9 369,6
borrowing money......                         71     33      84   12
Modify fundamental policy regarding     12,984,8  391,7   412,8 369,6
loans..............                           31     56      01   12
Modify fundamental policy regarding     13,007,3  364,9   417,0
investment in commodities, commodity          11     79      98 369,6
contracts and futures                                             12
contracts................
Modify fundamental policy regarding     13,017,0  351,7   420,6 369,6
issuance of senior securities..               30     55      03   12
_________________
* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.